Tecnoglass Inc.

Avenida Circunvalar a 100 mts de la Via 40

Barrio Las Flores

Barranquilla, Colombia

11 February 2014

Dear Sirs

Tecnoglass Inc. (the "Company")

We have acted as Cayman Islands counsel to Tecnoglass Inc. (the "Company") in connection with the Company's registration statement (the "Registration Statement") on Form S-3, including all amendments or supplements thereto (the "Form S-3"), filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended, (the "Act") covering (A) for resale: (i) 649,382 ordinary shares of a par value of US$0.0001 per share held by certain of the Selling Securityholders (as defined in the Registration Statement) that were issued pursuant to two subscription agreements entered into in connection with the Company's initial business combination by way of merger (the "Business Combination") with Tecno Corporation ("Tecno"), (ii) 23,567,141 ordinary shares of a par value of US$0.0001 per share that were issued to the former shareholders of Tecno in connection with the Business Combination, (iii) 1,050,000 ordinary shares of a par value of US$0.0001 per share held by certain of the Selling Securityholders that were issued prior to the Company's initial public offering ("IPO"), (iv) 500,000 ordinary shares of a par value of US$0.0001 per share and 500,000 warrants (and 500,000 ordinary shares of a par value of US$0.0001 per share underlying such warrants) underlying unit purchase options issued to the underwriters in the IPO and their designees ("Purchase Options"), (v) 4,800,000 warrants ("Insider Warrants") purchased by certain of the Selling Securityholders in a private placement that occurred simultaneously with the Company's IPO (and 4,800,000 ordinary shares of a par value of US$0.001 per share underlying the Insider Warrants) and (vi) 200,000 warrants ("Working Capital Warrants") issued to a certain Selling Securityholder upon conversion of a promissory note issued by the Company in consideration of a working capital loan made by such Selling Securityholder (and 200,000 ordinary shares of a par value of US$0.001 per share underlying the Working Capital Warrants); and (B) for issuance: (i) 4,200,000 ordinary shares of a par value of US$0.0001 per share underlying outstanding warrants issued in the IPO pursuant to a prospectus dated 16 March 2012, (ii) 900,000 ordinary shares of a par value of US$0.0001 per share and 900,000 warrants underlying Purchase Options issued to the underwriters in the IPO and their designees (and 900,000 ordinary shares of a par value of US$0.0001 per share underlying the warrants included in the Purchase Options), and (iii) 5,000,000 ordinary shares of a par value of US$0.0001 per share underlying the Insider Warrants and Working Capital Warrants to the extent such warrants are transferred prior to exercise, so that such warrants and Purchase Options may be exercised by their holders.

For the purposes of this opinion, the description of the aforementioned securities (a) representing the warrants to subscribe for securities in the Company will be hereinafter defined as the "Warrants" and (b) representing the ordinary shares of the Company of par value US$0.0001 per share will be hereinafter defined as the "Shares" (which description includes, for the avoidance of doubt, those Shares underlying the Warrants and Purchase Options.

We understand that Graubard Miller, United States counsel to the Company, will deliver its opinion relating to the Warrants and the units to be issued pursuant to the Purchase Options under the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The Certificate of Incorporation on Change of Name dated 27 December 2013 and the Third Amended and Restated Memorandum and Articles of Association adopted on 20 December 2013 (the "Articles").

1.2	The unanimous written resolutions of the board of directors dated 11 February 2014, 20 December 2013, 13 February 2013, 12 March 2012, 13 February 2012, 14 November 2011 and 20 October 2011 (the "Resolutions") and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A Certificate of Good Standing issued by the Registrar of Companies (the "Certificate of Good Standing").

1.4	A certificate from a Director of the Company a copy of which is annexed hereto (the "Director's Certificate").

1.5	The Registration Statement.

1.6	The form of warrant agreement between the Company and Continental Stock Transfer & Trust Company and the warrant certificate constituting such warrants (the "Warrant Documents").

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

2.3	The Shares have been, or will be, duly registered, and will continue to be registered, in the Company's register of members (shareholders), as we have not inspected such register.

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2.4	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The Shares have been duly authorised for issue by the Company, and when issued by the Company against payment in full, of the consideration, and duly registered in the Company's register of members (shareholders), will be validly issued, fully-paid and non-assessable.

3.3	With respect to the Shares to be offered and issued by the Company upon exercise of the Warrants, when (i) the Shares are issued by the Company against payment in full, of the consideration, in accordance with the Warrant Documents; and (ii) duly registered in the Company's register of members (shareholders), such Shares will be validly issued, fully-paid and non-assessable.

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands, but if this were to occur in respect of the Company's Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully
/s/ Maples and Calder

Maples and Calder

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